Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into on May 20, 2024 (the “Effective Date”) is by and between Cuentas, Inc., a Florida corporation with its corporate offices at 235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139 (“Seller”) and The OLB Group, Inc., a Delaware corporation with its corporate offices at 1120 Avenue of the Americas, 4th Floor, New York, New York 10036 (“Buyer”).

WHEREAS the parties wish to enter into the agreement below which provides for a purchase of 19.99% interest in the membership interest in Cuentas SDI, LLC, a Florida limited liability company located at 235 Lincoln Road, Suite 210, Miami Beach, Florida 33139 (“Cuentas SDI” or the “Company”), free and clear of any liens, claims, and encumbrances.

ACCORDINGLY, the parties covenant and agree as follows:

1.	Recitals. The above recitals are true and correct and form a part of the parties’ agreement.

2.	Purchase of Membership Interests. Subject to the terms and conditions set forth herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to 19.99% of their membership interests in Cuentas SDI (the “Purchased Membership Interests”), free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), in consideration for the Purchase Price defined below. For purposes of this Agreement, all of Seller’s right, title, and interest in and to the Purchased Membership Interests shall include but is not limited to: (a) Seller’s capital account in the Company; (b) Seller’s right to share in the profits and losses of the Company; (c) Seller’s right to receive distributions from the Company; and (d) the exercise of all member rights, including the voting rights attributable to the Purchased Membership Interests.

3.	Purchase Price. The aggregate purchase price for the Purchased Membership Interests shall be TWO HUNDRED FIFTEEN THOUSAND FIVE HUNDRED DOLLARS ($215,500.00) (the “Purchase Price”), payable as follows:

a.	At Closing (defined below), Buyer shall wire transfer $40,000.00 directly to the Seller in immediately available funds in accordance with the wire transfer instructions to be provided by the Seller to the Buyer.

b.	Thereafter, the Buyer shall pay the remaining $175,500.00 to the Seller in 17 monthly installments of at least $10,323.53 per month. There shall be no penalty for early prepayment of all or part of the Purchase Price at any time. Seller shall provide up to five (5) days grace period for the failure to timely pay and an aggregate of up to ninety (90) days grace period for payment of all the installments in the event up multiple late occurrences.

4.	Purchase Price Security. Until the Purchase Price is paid in full, the Buyer shall reserve and hold in escrow up to 38,000 shares (calculated to cover remaining payment amount) of the Buyer’s Common Stock, $.0001 par value (the “Escrowed Shares”). On a monthly basis, the number of Escrowed Shares shall be proportionally reduced based on the amount of the monthly payment by Buyer on a per share basis at a value of $4.90 per share. If the Purchase Price is not paid in full by December 31, 2025, Seller shall provide notice to Buyer of the non-payment providing up to ten (10) days to make the payment. After the ten (10) day notice period, the Seller shall have the right to inform the Buyer’s transfer agent to release the Escrowed Shares to Seller.

5.	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before May 20, 2024 (the “Closing Date”).

6.	Representations and Warranties of Seller. Seller represents and warrants the following:

a.	Seller is a Florida corporation duly organized, validly existing, and in good standing under the laws of the state of Florida.

b.	Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

c.	The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the operating agreement of Cuentas SDI or other governing documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which Seller or Cuentas SDI is a party, except where the conflict, violation, default, termination, acceleration, or modification would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby on a timely basis.

d.	There is no claim, action, suit, proceeding, or governmental investigation (collectively, “Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Membership Interests; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

e.	Seller is the sole legal, beneficial, record, and equitable owner of the Purchased Membership Interests, free and clear of all Encumbrances whatsoever. To Seller’s knowledge, the Purchased Membership Interests were issued in compliance with applicable laws. Seller represents that there are no outstanding liabilities or costs of the Company that are the sole responsibility of the holder of the Purchased Membership Interests.

f.	The Limited Liability Operating Agreement for Cuentas SDI is in full force and effect and are the only agreement in effect with respect to the matters described therein.

g.	The representations and warranties above shall survive the Closing.

7.	Representations and Warranties of Buyer. Buyer represents and warrants the following:

a.	Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

b.	Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

c.	The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the operating agreement of Cuentas SDI or other governing documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which Buyer or Cuentas SDI is a party, except where the conflict, violation, default, termination, acceleration, or modification would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

8.	Deliverables at Closing. At Closing, the Seller and Buyer shall deliver the following documents along with payment of the Purchase Price as provided in Section 3 above:

a.	A revised Members’ Schedule for Cuentas SDI reflecting Buyer’s purchase of the Purchase Membership Interests and ownership interest therein.

b.	Executed agreement with the Buyer’s transfer agent relating to the Escrowed Shares.

c.	Seller shall deliver a corporate resolution authorizing the officers of the Seller to execute any and all documents necessary to consummate this transaction.

9.	INDEMNIFICATION. Each party hereby agrees to indemnify, save and keep harmless the other party, its agents, employees, successors and assigns, from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses consisting of reasonable attorneys’ fees and costs of litigation, of whatsoever kind and nature (“Claims”), suffered or incurred on account of the indemnifying party’s breach of any representation warranty or covenant made herein, or any contract; agreement or understanding between the indemnifying party and any third party, unless such Claim is ultimately based upon the wrongful or negligent act or omission of the party to be indemnified. Further, the Seller shall indemnify Buyer for any Seller liabilities or costs which were incurred prior to the Closing. Each party agrees that if it should become aware of a Claim against it which is to be defended and indemnified against by the other party, it shall give the indemnifying party timely notice of the Claim and tender the defense of same to the indemnifying party. The indemnifying party shall have the primary responsibility for defense of the Claim and may retain counsel to conduct the defense, who shall be reasonably acceptable to the indemnified party. The indemnified party shall cooperate with all reasonable requests by the indemnifying party for assistance with the defense. The indemnifying party shall have the exclusive right to settle and compromise Claims for money damages, but shall not without the prior written consent of the indemnified party, (a) make any admissions of fact or law in any answer or other pleading or paper, or in open court, or otherwise, that may be binding on the indemnified party or (b) consent or agree to any remedies that would be binding upon the indemnified party, other than money damages. Notwithstanding anything in the Agreement to the contrary, no party’s right to be indemnified against Claims shall affect the right of any party to retain its own counsel in connection with any such Claim, but if a party has accepted defense of any such Claim against the other party and has retained counsel acceptable to the indemnified party, the indemnifying party shall not be obligated to pay the attorneys’ fees or cost of any counsel other than the counsel retained by it.

10.	Other General Terms and Conditions. The parties agree to the following terms and conditions:

a.	Binding Arbitration. Buyer and Seller agree that any dispute regarding this Agreement will be settled by binding arbitration according to the rules of the American Arbitration Association (the “AAA”) conducted in New York, New York by the AAA. The parties agree to expedite the necessary arbitration as quickly as the rules of the AAA permit. The parties agree to mutually select the arbitrator or they will promptly notify the AAA they are unable to agree and the AAA will select an arbitrator with no less than 20 years of experience in complex commercial equity purchases or business acquisitions. The parties agree to follow and implement the final ruling of the Arbitrator without recourse to an appeal or the necessity of the prevailing party having to file the ruling with the circuit court to have the ruling converted into a final judgment. This provision is a material consideration in the parties entering into this agreement.

b.	Time is of the Essence. Time is of the essence in the performance of the parties to the obligations and conditions of the terms of this Agreement.

c.	Waiver of Jury Trial: EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

d.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

e.	Entire Agreement: This Agreement and all related attachments constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, records, representations and warranties, both written and oral, whether express or implied, with respect to such subject matter.

f.	Successors and Assigns; Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. and any such assignment in violation of this Agreement shall be null and void.

g.	Attorneys’ Fees. If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, and the non-prevailing party shall pay, in addition to all other damages to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

h.	Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by each of the parties.

i.	Governing Law. This Agreement including any attachments, and all matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida without regard to the conflict of law provisions. Jurisdiction for any and all legal proceedings will be in New York County, New York.

j.	By signing below each party agrees to be bound by terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the ______ day of _________, 2024.

BUYER:

The OLB Group, Inc.

By:
Name:	Ronny Yakov
Title:	Chief Executive Officer

SELLER:

Cuentas, Inc.

By:
Name:	Shalom Arik Maimon
Title:	Chief Executive Officer